Exhibit 99.1

F riedman B illings R amsey Group, Inc.

Investor Conference Call
Second Quarter Investor Call
July 24, 2008

OPERATOR : Good morning. My name is Jessica and I will be your conference operator today. At this time I would like to welcome everyone to the FBR Group Second Quarter 2008 Earnings Conference call. All lines have been placed on mute to prevent any background noise. After the speakers' remarks there will be a question-and-answer session. If you would like to ask any questions during this time, simply press star then the number one on your telephone keypad. If you have already done so, please press the pound sign now then press star one again to ensure your question is registered. If you want to withdraw the question, press the pound key. Thank you. Mr. Beattie, you may begin your conference.

Paul Beattie – Director of Investor Relations

Thank you. Good morning. This is Paul Beattie, Director of Investor Relations of Friedman Billings Ramsey Group. Before we begin this morning's call, I would like to remind everyone that statements concerning future performance, developments, events, market forecasts, revenues, expenses, earnings, run rates, and any other guidance on present or future periods constitute forward-looking statements. These forward-looking statements are subject to a number of factors, risks, and uncertainties that might cause actual results to differ materially from stated expectations or current circumstances.

These factors include but are not limited to the effect of demand for public offerings, activity in the secondary securities markets, interest rates, our cost of borrowing, interest spreads, mortgage prepayment speeds, mortgage delinquencies and defaults, the risks associated with merchant banking investments, the realization of gains and losses on principal investments, available technologies, competition for business and personnel, and general economic, political, and market conditions.

Additional information concerning these factors that could cause results to differ materially is contained in FBR Group's annual report on Form 10-K and in quarterly reports on Form 10-Q. I would now like to turn over the call to Eric Billings, Chairman and Chief Executive Officer of FBR Group. Also joining us this morning are FBR Group's President and Chief Operating Officer Rock Tonkel and Kurt Harrington, Chief Financial Officer of FBR Group.

Eric Billings – Friedman Billings Ramsey Group – Chairman, Chief Executive Officer

Thank you, Paul.

As you have seen in the release, FBR Group reported a net after tax loss of $25.1 million – or $0.17 per share – in the second quarter. At the FBR Group level, excluding FBR Capital Markets, the loss for the quarter was $12.1 million.

The group level loss included $5.8 million relating primarily to write-downs and losses in non-prime mortgage investments and a $900 thousand cash operating loss for FBR Group’s business during the quarter. Currently, the company’s core mortgage investment business is operating at breakeven on a cash basis.

FBR Group’s balance sheet remained strong with $661 million in consolidated capital and $343 million of common equity at the close of the quarter. Book value net of AOCI as of June 30, 2008 was $2.89 per share. At the Group level, we had $414 million of tangible capital, of which $270 million, or $1.79 per share, is in cash and highly liquid agency mortgage-backed securities. Other highlights of the Group level balance sheet were:

▪

Mortgage-related investments consisted of $2.6 billion of mortgage-backed securities, of which $2.3 billion are agency-backed– predominantly floaters, $270 million are in AAA-rated securities, and $11 million are in non-prime investments.

▪	Long-term investments of $51 million, including $39 million of merchant banking equity investments and $12 million of other investments, primarily investment partnerships.

The overall mortgage-backed securities portfolio earned a spread of 114 basis points on an average balance of $2.3 billion during the second quarter. At end of the quarter, nearly 90% of our liabilities had a minimum term of six months and a weighted-average term of nine months. We are maintaining leverage of approximately five times and will deploy additional capital as market conditions permit.

As noted in the release, going forward, the company intends to focus on maximizing return on equity on a number of fronts:

▪	continuing to examine strategic alternatives to maximize the potential economic benefit from operating and capital-loss tax carry-forwards totaling approximately $670 million,

▪	redeploying capital to agency MBS from prepayments of non-agency AAA mortgage and liquidation of merchant banking portfolio assets, and

▪	continuing to reduce all general and administrative expenses.

The capital we expect to redeploy – without including the revaluation of non-agency assets – totals approximately $144 million. We expect to receive a $28 million IRS tax refund in the third quarter along with funds from prepayments, liquidations and capital invested in non-agency AAA securities and other investments. During the second quarter, prepayments and liquidations totaled $18 million. In addition, there are likely to be capital recoveries from the revaluation of non-agency AAA mortgages.

FBR Capital Markets released its earnings yesterday, and its results – like those of the rest of the securities industry – continue to be adversely impacted by credit market conditions and the slowdown in capital markets transactions. The firm reported a $25.2 million loss and the lowest level of investment banking revenue in more than seven years while its institutional brokerage business maintained its strong upward trend during the quarter. FBR Group’s share of this loss was $13 million.

Also, during the quarter, FBR Capital Markets took advantage of its strong balance sheet strength to broaden its corporate finance capabilities through the establishment of a new convertible securities origination and trading operation and to strengthen its investment banking and sales/trading teams through a series of senior-level hires.

It is FBR Capital Markets’ view that the duration of the securities industry downturn will be prolonged with curtailed capital markets activity both here and overseas. Given that outlook, it is aggressively implementing a cost reduction plan initiated in the first quarter that positions all of its businesses to work through this difficult environment. It is the firm’s intention to accomplish this while continuing to selectively enhance revenue-generating capabilities in new and existing businesses.

FBR’s focused equity capital markets model has always exhibited volatility in this type of environment, and it is part of the firm’s strategic plan to broaden its revenue stream through the expansion of its businesses such as the development of additional lines of business like the convertible securities unit. As market conditions evolve, we fully expect FBR Capital Markets to participate in the substantial capital-raising opportunities that will arise as financial institutions, in particular, recapitalize.

It is FBR Group’s belief that – with a strong balance sheet, cost reductions, and a history of doing well during market dislocations – FBR Capital Markets is well prepared to take advantage of opportunities in both the current environment and the ensuing recovery.

In closing, l want to emphasize two points with respect to FBR Group’s core business: First, we are operating today at cash breakeven in our core mortgage investment business. Second, we expect going forward to produce improved earnings through the redeployment of capital to agency MBS from non-agency assets, the reduction of G&A expenses, and – as market conditions permit – the prudent use of increased leverage on the agency portfolio.

I will now open the call to questions.

OPERATOR: At this time, ladies and gentlemen, if you would like to ask a question, press star then one on your telephone keypad. We will pause for just a moment to prepare the Q and A roster. We do have a question that has just come in queue from the line of Larry Callahan. Larry, your line is open and you may proceed with your question.

LARRY CALLAHAN: Yeah, good morning. I was wondering if you could give me some idea of how much of the AOCI negative balance is a reserve against the non-prime mortgage portfolio versus the agency portfolio and how that would contrast with the March 31st number, which I think was about $112 million or so.

ROCK TONKEL: Right. So, Larry, AOCI is about $90 million at the end of the quarter down from as you said about $111. Zero of the AOCI is related to subprime.

LARRY CALLAHAN: I'm sorry AAA I meant.

ROCK TONKEL: AAA?

LARRY CALLAHAN: Non-agency.

ROCK TONKEL: About under $60 million. High $50’s.

LARRY CALLAHAN: Fifty is non-agency --

ROCK TONKEL: About -- just under $60 of the AOCI amount is related to the AAAs.

LARRY CALLAHAN: Okay. And what was that balance at March 31st out of the $111?

ROCK TONKEL: It was about $65.

LARRY CALLAHAN: $65?

ROCK TONKEL: Yep.

LARRY CALLAHAN: Okay. Thank you very much.

ERIC BILLINGS: Thank you, Larry.

OPERATOR: Ladies and gentlemen, this does conclude today's FBR Group's Second Quarter 2008 Earnings call. You may now disconnect.